UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549
FORM 8-K
CURRENT REPORT
Pursuant to Section 13 or 15(d) of the
Securities Exchange Act of 1934
Date of Report (Date of earliest event reported): May 23, 2008
CKX, INC.
(Exact name of registrant as specified in charter)

Delaware	0-17436	27-0118168
(State or other jurisdiction	(Commission	(I.R.S. Employer
of incorporation)	File Number)	Identification No.)

	650 Madison Avenue	10022
	New York, New York	(Zip Code)
(Address of principal
executive offices)
Registrant’s telephone number, including area code: (212) 838-3100
(Former Name or Former Address, if
Changed Since Last Report)
Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:
☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☑	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01 Entry Into a Material Definitive Agreement
On May 27, 2008, CKX, Inc. (“CKX”) entered into an amendment (the “Amendment”) to the Agreement and Plan of Merger, dated June 1, 2007 and amended August 1, 2007, September 27, 2007 and January 23, 2008 (as amended, the “Merger Agreement”), between CKX, 19X, Inc., a Delaware corporation owned and controlled by Robert F.X. Sillerman, Chairman and Chief Executive Officer of CKX, and Simon R. Fuller, a director of CKX and the Chief Executive Officer of 19 Entertainment Limited, a wholly-owned subsidiary of CKX (“19X”), and 19X Acquisition Corp., a Delaware corporation and subsidiary of 19X (“19X Acquisition”). The Amendment was approved by unanimous consent of CKX’s Board of Directors (with Messrs. Sillerman and Fuller and Ms. Presley abstaining), acting upon the unanimous recommendation of the Special Committee.
Under the terms of the Amendment:
The cash purchase price to be paid by 19X to the CKX stockholders at the closing of the merger (the “Merger”) will be reduced to a fixed price of $12.00 per share in cash. As a result of the Amendment, there will be no adjustment to the cash purchase price tied to the trading price of the common stock of FX Real Estate and Entertainment Inc.
As a condition to the Merger, holders of at least 73% of the issued and outstanding shares of CKX’s common stock, Series B Convertible Preferred Stock and Series C Convertible Preferred Stock, voting as a single class, must vote their shares for the adoption of the Merger Agreement and approval of the Merger, rather than 50%, as provided in the original transaction.
The “outside date” for completion of the Merger has been extended to October 31, 2008.
19X has agreed to increase the break-up fee payable to CKX in the event that the Merger is not completed by the new outside date by offering an additional $500,000 payable in cash, and by reducing the value of the stock, if any, used to pay the initial $37,000,000 break-up fee from $12.00 to $11.08 per share. As a result of the reduction in the attributed stock price, Mr. Sillerman, on behalf of 19X, would pay to CKX approximately 256,016 additional shares as part of the break-up fee, if 19X elected to pay in shares.
If the Merger Agreement is terminated by CKX because 19X or 19X Acquisition has failed to consummate the Merger by October 31, 2008, or there has been a breach of any representation, warranty, covenant or agreement on the part of 19X or 19X Acquisition, which would cause any of the reciprocal closing conditions or our related closing conditions not to be satisfied by October 31, 2008 or there has been a material breach of the Management Cooperation Agreement by Mr. Sillerman or any of his affiliates who are parties to that agreement, then 19X must pay CKX promptly following such termination, a termination fee of $37,500,000, up to $37,000,000 of which is payable at the option of 19X in common stock of CKX valued at $11.08 per share. The remaining $500,000 of which must be paid in cash. If the Merger Agreement is terminated by 19X as a result of a breach of any of CKX’s representations, warranties, covenants or agreements which would cause any of the reciprocal closing conditions or the related closing conditions of 19X and 19X Acquisition not to be satisfied by October 31, 2008, or as a result of a “material adverse effect” on CKX, 19X must pay CKX promptly following such termination, a termination fee of $10,000,000 payable at the option of 19X in common stock of CKX valued at a price of $11.08 per share. The terms of the Merger Agreement do not provide for the payment of any termination fees or expense reimbursements by CKX upon termination of the Merger Agreement for any reason.
In recognition that the agreed upon purchase price for the Merger now differs from the originally disclosed price as a result of the aforementioned changes, the Amendment includes a third “go shop” period, during which CKX, at the direction of the Special Committee, is permitted to solicit competing proposals, terminate the Merger Agreement and enter into an alternative agreement with respect to a “superior proposal” (defined as an offer that the Board of Directors, acting through the Special Committee, deems more favorable, from a financial point of view, to CKX’s stockholders than the transactions contemplated by the Merger Agreement) without, as discussed above, the payment of any termination fees or expense reimbursement fees to 19X. Houlihan, Lokey, Howard & Zukin, Inc. (“Houlihan Lokey”) will conduct the solicitation of competing proposals on behalf of CKX during such “go-shop” period, under the direction of the Special Committee. Following the “go shop” period, CKX will once again become subject to a “no shop” restriction on its ability to solicit third-party acquisition proposals or engage in discussions or negotiations with respect to such proposals (other than proposals from parties that submitted a written indication of interest during the “go shop” period that the Board of Directors, acting through the Special Committee, believes could result in a “superior proposal”). The third “go shop” period will expire on the earlier of July 26, 2008, or the date that is 15 days prior to the scheduled date of the special meeting of CKX’s stockholders, provided that in no event will this “go shop” period expire prior to July 11, 2008 and the stockholder meeting will not be held prior to the expiration of this third “go shop” period.
In connection with the Amendment, the Management Cooperation Agreement entered into in connection with execution of the Merger Agreement was also amended. Under the terms of the Management Cooperation Agreement, as amended, Messrs. Sillerman and Fuller and certain other members of senior management of CKX have agreed that in the event that CKX receives a “superior proposal” providing for cash consideration in excess of $12.00 per share, the stockholders party to the Management Cooperation Agreement will waive rights to receive their share of consideration in excess of $12.00 per share and below $13.25 per share, as described below. The parties agreed that any such excess consideration shall be paid to the holders of CKX’s common stock, other than the stockholders party to the Management Cooperation Agreement, until the amount of the consideration payable to such stockholders per share of common stock under the alternative agreement plus the amount of such excess consideration per share of common stock so paid equals $13.25. Once the non-affiliated stockholders receive total proceeds of $13.25 per share, any remaining amounts of such excess consideration will be paid to all of the holders of CKX’s common stock, including the stockholders party to the Management Cooperation Agreement, pro rata based on all of the shares of common stock then outstanding. In addition, Messrs. Sillerman and Fuller and certain other members of senior management of CKX have agreed to vote their shares in favor of an alternative agreement entered into during a “go-shop” period that constituted a “superior proposal” and which provides for cash consideration greater than $12.00 per share.
CKX’s Board of Directors, acting upon the unanimous recommendation of the Special Committee, has (with Messrs. Sillerman and Fuller and Ms. Presley abstaining) unanimously approved the Amendment and recommended that CKX’s stockholders adopt the Merger Agreement and approve the Merger. The Special Committee engaged Houlihan Lokey to serve as independent financial advisor to the Special Committee. On May 27, 2008 Houlihan Lokey delivered an opinion to the Special Committee and the Board of Directors that as of the date of the opinion, the revised consideration to be received by holders of

CKX’s common stock in the Merger is fair from a financial point of view to such holders (other than holders of common stock that are affiliated with 19X).
The foregoing summaries of the Amendment and the amendment to the Management Cooperation Agreement do not purport to be complete and are subject to, and qualified in their entirety by, the full text of the Amendment and the amendment to the Management Cooperation Agreement which are attached hereto as Exhibits 2.1 and 2.2, respectively, and incorporated herein by reference.
Important Additional Information Regarding the Merger will be Filed with the SEC:
In connection with the proposed merger, CKX has filed a preliminary proxy statement and a Rule 13e-3 transaction statement on Schedule 13e-3 with the Securities and Exchange Commission (the “SEC”). INVESTORS AND SECURITY HOLDERS ARE ADVISED TO READ THE DEFINITIVE PROXY STATEMENT AND ANY AMENDMENTS TO THE SCHEDULE 13E-3 WHEN THEY BECOME AVAILABLE BECAUSE THEY WILL CONTAIN IMPORTANT INFORMATION ABOUT THE MERGER AND THE PARTIES TO THE MERGER. Investors and security holders may obtain a free copy of the proxy statement, the Schedule 13e-3 and other documents filed by CKX, Inc. (when available) at the SEC’s website at http://www.sec.gov. The proxy statement, the Schedule 13e-3 and such other documents may also be obtained for free by directing such request to CKX, Inc. Investor Relations, 650 Madison Avenue, New York, New York 10022 or on CKX’s website at http://www.ckx.com .
CKX and its directors, executive officers and certain other members of its management and employees may be deemed to be participants in the solicitation of proxies from its stockholders in connection with the merger. Information regarding the interests of CKX’s participants in the solicitation is included in the preliminary proxy statement and will be included in the definitive proxy statement relating to the merger.
Item 8.01 Other Events.
On or about December 14, 2007, a lawsuit was filed in the Delaware Chancery Court against CKX, its directors, 19X and 19X Acquisition Corp. The complaint was filed by a purported stockholder of CKX and seeks class action status to represent all of CKX’s public stockholders. The complaint alleges that the consideration to be paid to the stockholders in the merger is inadequate and that CKX’s directors have therefore breached their fiduciary duties by approving the transaction. The lawsuit seeks a preliminary and permanent injunction preventing the defendants from consummating the merger. Alternatively, if the merger is consummated, the complaint seeks recision or recessionary damages in an unspecified amount. Finally, the complaint seeks “Class compensatory damages” in an unspecified amount, as well as the costs and disbursements of the action, experts’ fees and the fees of plaintiff’s attorneys. On or about February 1, 2008, another summons and complaint was filed in the Delaware Chancery Court against the Defendants, by another purported shareholder of CKX. The complaint is identical to the complaint filed on December 14, 2007. On April 18, 2008, the plaintiffs in the two stockholder litigations filed a consolidated amended complaint (the “Amended Complaint”).

CKX believes all of the allegations of wrongdoing in the Amended Complaint to be without merit, denies any wrongdoing, denies that information in any of the definitive proxy solicitation materials is false or misleading, and denies that any material information is omitted from the definitive proxy statement. In addition, CKX has been advised that the other defendants named in the Amended Complaint similarly believe the allegations of wrongdoing in the Amended Complaint to be without merit, and deny any breach of duty to or other wrongdoing with respect to the plaintiff class.
In order to resolve the litigation and avoid further cost and delay, CKX and the individual defendants, without admitting any wrongdoing, have signed a memorandum of understanding reflecting a tentative settlement agreement with the plaintiffs and memorializing the amended terms to the Merger Agreement and the Management Cooperation Agreement described in Item 1.01 above, as requested by counsel for the plaintiffs in the litigation. It is anticipated that once the terms of the settlement agreement are finalized, all parties will cooperate in seeking dismissal of the litigation. Such dismissal, including an anticipated request by plaintiffs’ counsel for attorneys’ fees, will be subject to court approval.
Item 9.01 Financial Statements and Exhibits.
(d) Exhibits

Exhibit No.	Description

2.1	Amendment No. 4 to Agreement and Plan of Merger, dated as of June 1, 2007 and amended as of August 1, 2007, September 27, 2007 and January 23, 2008, by and among 19X, Inc., 19 Acquisition Corp. and CKX, Inc.

2.2	Amendment No.3 to Management Cooperation Agreement, dated as of June 1, 2007 as amended as of July 18, 2007 and September 27, 2007, by and among CKX, Inc. and each of the stockholders set forth on Schedule I thereto.

99.1	Press Release, dated May 23, 2008

99.2	Press Release, dated May 28, 2008

SIGNATURES
     Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned thereunto duly authorized.

CKX, INC.

By:	/s/ Jason K. Horowitz

Name:	Jason K. Horowitz
Title:	Senior Vice President
DATE: May 29, 2008

INDEX TO EXHIBITS

Exhibit No.	Description

2.1	Amendment No. 4 to Agreement and Plan of Merger, dated as of June 1, 2007 and amended as of August 1, 2007, September 27, 2007 and January 23, 2008, by and among 19X, Inc., 19 Acquisition Corp. and CKX, Inc.

2.2	Amendment No.3 to Management Cooperation Agreement, dated as of June 1, 2007 as amended as of July 18, 2007 and September 27, 2007, by and among CKX, Inc. and each of the stockholders set forth on Schedule I thereto.

99.1	Press Release, dated May 23, 2008

99.2	Press Release, dated May 28, 2008